Exhibit 99.2
Confidential Settlement Communication
Subject to FRE 408
LEAR CORPORATION
JOINT PLAN OF REORGANIZATION TERM SHEET
THIS TERM SHEET DESCRIBES A PROPOSED RESTRUCTURING (THE “RESTRUCTURING”) FOR LEAR CORPORATION (“LEAR”) AND CERTAIN OF ITS DOMESTIC AND CANADIAN SUBSIDIARIES PURSUANT TO A JOINT PLAN OF REORGANIZATION (THE “PLAN OF REORGANIZATION”) WHICH WOULD BE FILED BY THE DEBTORS (AS DEFINED BELOW) IN CONNECTION WITH A CONTEMPLATED CHAPTER 11 FILING IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “BANKRUPTCY COURT”).
THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF LEAR OR ITS SUBSIDIARIES. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

OVERVIEW

Restructuring Summary	Prior to the commencement of the Debtors’ chapter 11 cases, (a) certain of the Prepetition Credit Agreement Lenders listed therein and the Debtors will have executed a Plan Support Agreement (the “Lender Plan Support Agreement”) pursuant to which the Debtors agree to pursue and implement a Plan of Reorganization consistent in form and substance in all material respects with this Term Sheet and (b) certain of the holders of the Unsecured Note Claims (as defined herein) listed therein, including those noteholders constituting a steering committee of noteholders (the “Noteholder Steering Committee”), and the Debtors will have executed a Plan Support Agreement (the “Noteholder Plan Support Agreement,” and together with the Lender Plan Support Agreement, the “Plan Support Agreements”) pursuant to which the Debtors agree to pursue and implement a Plan of Reorganization consistent in form and substance in all material respects with this Term Sheet. This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the Plan of Reorganization and the related definitive documentation governing the Restructuring.

In conjunction with the Restructuring, a group of Prepetition Credit Agreement Lenders has agreed to provide a debtor-in-possession financing facility (such facility, the “DIP Facility”) which, upon satisfaction of certain conditions, will convert into the Exit Facility (as defined below) upon the Debtors’ exit from chapter 11. A detailed description of the DIP Facility, including pricing terms, conditions and covenants, is set forth in the debtor in possession financing credit agreement agreed to by the Debtors and the Prepetition Credit Agreement Lenders party thereto

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attached hereto as Annex 1 (the “DIP Credit Agreement”).

Debt to be Repaid/Restructured	Indebtedness to be treated under the Plan of Reorganization will include:

(i) approximately $2.3 billion outstanding (together with the Swap Claims referred to below, the “Prepetition Credit Agreement Obligations”) under that certain Amended and Restated Credit Agreement dated as of April 25, 2006 (the “Prepetition Credit Agreement”) among Lear, certain of its subsidiaries, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Prepetition Administrative Agent”) and the lenders party thereto (including as holders of termination claims under certain hedging arrangements (the “Swap Claims”), the “Prepetition Credit Agreement Lenders”); and

(ii) approximately $1.3 billion aggregate principal amount of senior unsecured notes (plus accrued and unpaid interest) (the “Unsecured Note Claims”), comprised of (a) the unsecured 8.50% senior notes due 2013 and the unsecured 8.75% senior notes due 2016 issued pursuant to that certain Indenture dated as of November 24, 2006, among Lear, certain subsidiary guarantors and The Bank of New York Trust Company, N.A. as Trustee, (b) the unsecured 5.75% senior notes due 2014 issued pursuant to that certain Indenture dated as of August 3, 2004 among Lear, certain subsidiary guarantors and BNY Midwest Trust Company as Trustee, and (c) the unsecured zero-coupon convertible senior notes due 2022 issued pursuant to that certain Indenture dated as of February 20, 2002, among Lear, certain subsidiary guarantors and The Bank of New York Trust Company, N.A. as Trustee.

Securities to be Issued under the Plan of Reorganization	Debt. The (i) $500 million first lien term loan Exit Facility described in the exit credit agreement attached hereto as Annex 2 (the “Exit Facility”) and (ii) $600 million second lien term loan with the terms and conditions set forth on Exhibit 1 (the “New Term Loans”).

Preferred Stock. Reorganized Lear shall issue up to $500 million in Series A Preferred Stock (the “Series A Preferred Stock”) with the terms and conditions set forth on Exhibit 2.

New Common Stock. Subject to the right of the stockholders to amend the certificate of incorporation, reorganized Lear (“Reorganized Lear”) shall issue a single class of common stock (the “New Common Stock”) on the effective date of the Plan of Reorganization (the “Effective Date”), which stock shall be deemed fully paid and non-assessable.

Management Equity Plan. There shall be allocated sufficient shares of New Common Stock to provide a Management Equity Plan (as defined below) with a reserve for equity awards of New Common Stock, as provided in Exhibit 4 hereto.

Warrants: (A). To the extent the Exit Facility fee is not paid in cash, Reorganized

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Lear will issue warrants to purchase shares of New Common Stock with an Effective Date value of up to $25 million, all as set forth in the DIP Facility, and representing a percentage of the New Common Stock, as reflected on Exhibit 7 hereto.

(B). Reorganized Lear shall issue warrants to holders of Class 5A Claims, with such warrants to have the terms and conditions set forth in Exhibit 3 hereto.

Proposed Filing Entities	Lear expects that voluntary chapter 11 cases will be commenced by Lear and certain of its domestic and Canadian subsidiaries (the “Debtors”). For purposes of the Plan of Reorganization, the Debtors will be further classified into Group A Debtors, consisting of those Debtors liable for Prepetition Credit Agreement Obligations, the Swap Claims and the Unsecured Note Claims (the “Group A Debtors”) and the Group B Debtors[1], consisting of all Debtors who are not Group A Debtors (the “Group B Debtors”).

CLASSIFICATION AND TREATMENT OF CLAIMS

Unclassified Claims
DIP Facility Claims	The DIP Facility shall, on the Effective Date, be repaid by the Exit Facility or paid in full in cash. In addition, Reorganized Lear will issue Warrants to the lenders under the DIP Facility on the Effective Date to the extent required under the terms of the DIP Facility.

Not classified; non-voting.

Administrative Claims	Each holder of an allowed administrative claim, including claims of the type described in section 503(b)(9) (to the extent not already paid during the chapter 11 cases), of the Bankruptcy Code, shall receive payment in full (in cash) of the unpaid portion of its allowed administrative claim on the Effective Date or as soon thereafter as practicable (or, if payment is not then due, shall be paid in accordance with its terms) or pursuant to such other terms as may be agreed to by the holder of such claim and the Debtors.

Not classified; non-voting.

Priority Tax Claims	Priority tax claims shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. Not classified; non-voting.

Intercompany Claims	There shall be no distributions on account of Intercompany Claims. Notwithstanding the foregoing, Lear, in its sole discretion, may (or may cause each applicable Debtor to), reinstate or compromise, as the case may

[1]	To the extent required, the Plan of Reorganization could be structured to incorporate separate plans of reorganization for each Debtor, with each such plan reflecting substantive treatment of claims consistent with the terms hereof.

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Subject to FRE 408

be, intercompany claims between and among the Debtors and their subsidiaries.

Classified Claims and Interests
Group A Debtors

Class 1A—Other Priority Claims	All claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims against the Group A Debtors, shall be paid in full in cash on the later of the Effective Date or the allowance of the claim; provided, that, subject to Bankruptcy Court approval, priority wage claims against the Group A Debtors may be paid in full in the ordinary course of business.

Unimpaired; not entitled to vote – deemed to accept.

Class 2A—Other Secured Claims	Each holder of an Other Secured Claim against the Group A Debtors shall receive the following treatment, at the option of the Group A Debtors: (a) payment in full (in cash) on the Effective Date or as soon thereafter as practicable to the extent secured; (b) delivery of collateral securing any such claim and payment of any interest required under section 506(b) of the Bankruptcy Code; or (c) other treatment rendering such claim unimpaired.

Unimpaired; not entitled to vote – deemed to accept.

Class 3A—Prepetition Credit Agreement Secured Claims	For purposes of the Plan of Reorganization and in settlement and compromise of all issues relating to the amount of the secured portion of the Prepetition Credit Agreement Obligations, the Prepetition Credit Agreement Lenders will have allowed secured claims against the Group A Debtors in an aggregate amount equal to $1.6 billion[2] (the “Prepetition Credit Agreement Secured Claims”). Each holder of a Prepetition Credit Agreement Secured Claim shall receive its pro rata share of: (i) $600 million of New Term Loans; (ii) $500 million in Series A Preferred Stock to be convertible into a percentage of the New Common Stock, as provided in Exhibit 7 hereto; and (iii) a percentage of the New Common Stock, as provided in Exhibit 7 hereto. To the extent Reorganized Lear has Minimum Liquidity (as defined below) determined on a normalized basis consistent with the financial analysis provided to the Prepetition Administrative Agent and the advisors to the Noteholder Steering Committee by Lear, in excess of $1.0 billion on the Effective Date, the amount of such excess shall be utilized to prepay, without premium or penalty, first, the Series A Preferred Stock, in an aggregate stated value of up to $50 million, then the New Term Loans, in an aggregate principal amount of up to $50 million, and thereafter, the Exit Facility; provided further that any payments of the New Term Loans made with the Debtors’ excess cash within the first 30 days after the Effective Date shall not be subject to any prepayment penalty or premium.

“Minimum Liquidity” shall mean cash and cash equivalents, plus availability under working capital facilities, if any, plus a working capital

[2]	Inclusive of the Swap Claims.

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adjustment to be agreed upon the Debtors, the Prepetition Administrative Agent and the Noteholder Steering Committee, less any accrued but unpaid professional fees and other chapter 11 costs not paid prior to the Effective Date, and cash financing costs to the extent not previously paid; provided, that at least $800 million of such aggregate amount consists of cash and cash equivalents; and provided, further that Minimum Liquidity shall be determined on or prior to the date that is 30 days after the Effective Date.

Impaired — entitled to vote.

Class 4A—Unsecured Ongoing Operations Claims	“Unsecured Ongoing Operations Claims” shall consist of all general unsecured claims relating to the provision of goods or services to the Group A Debtors arising with, or held by, persons or entities with whom the Debtors are conducting business as of the date of commencement of the Debtors’ chapter 11 cases, but excluding any claims arising from the rejection by the Debtors of any contracts and leases and all other Class 5A or 6A Claims. Each holder of an Unsecured Ongoing Operations Claim that is due and payable on or before the Effective Date shall be paid in full (in cash) on the Effective Date on account of such claim or otherwise receive such treatment as to render such holder unimpaired. An allowed Unsecured Ongoing Operations Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such allowed Unsecured Ongoing Operations Claim or (ii) in accordance with the course of practice between the Group A Debtors and such holder with respect to such allowed Unsecured Ongoing Operations Claim. Holders of Unsecured Ongoing Operations Claims who received payment(s) from the Group A Debtors during the chapter 11 cases pursuant to any Bankruptcy Court order shall not be excluded from receiving distributions under the Plan of Reorganization on account of such claims unless such claims were fully satisfied by any prior payments from the Group A Debtors. The Group A Debtors shall reserve all rights to challenge the legal basis and amount of any Unsecured Ongoing Operations Claim.

Unimpaired; not entitled to vote – deemed to accept.

Class 5A—Other Unsecured Claims[3]	“Other General Unsecured Claims” against the Group A Debtors shall consist of all general unsecured claims against the Group A Debtors that are not otherwise classified in Class 4A or 6A, including without limitation, (i) the Unsecured Note Claims, (ii) the Prepetition Credit Agreement Lenders’ unsecured deficiency claim in the amount of approximately $737 million (the “Prepetition Credit Agreement Deficiency Claims”), (iii) claims arising upon rejection of leases and executory contracts to which a Group A Debtor is party; (iv) claims relating to the provision of goods or

[3]	Includes Unsecured Note Claims, the Prepetition Credit Agreement Deficiency Claims and all other claims against the Group A Debtors that are not a/an (a) Administrative Claim, (b) Priority Tax Claim, (c) Convenience Claim, (d) Other Secured Claim, (e) Prepetition Credit Agreement Secured Claim, (f) Priority Wage Claim, (g) Intercompany Claim, (h) Unsecured Ongoing Operations Claim or (i) Convenience Claim, but excludes Class 1A Claims and other employee-related claims otherwise provided for in this Term Sheet.

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services to the Group A Debtors that are not classified as Administrative Claims or Class 4A or 6A Claims and (v) claims arising from litigation damages entered against the Group A Debtors (collectively, the “Other General Unsecured Claims”).

Each holder of an allowed General Unsecured Claim against a Group A Debtor shall receive its pro rata share of (i) a percentage of the New Common Stock, as provided in Exhibit 7 hereto, that remains after giving effect to the distribution of New Common Stock to holders of Class 3A Claims and subject to dilution from the Series A Preferred Stock, the Warrants and the Management Equity Plan; and (ii) Warrants representing 15% of Reorganized Lear’s outstanding New Common Stock, with the terms and conditions set forth in Exhibit 3 hereto.

Impaired – entitled to vote.

Class 6A—Convenience Claims	Subject to Bankruptcy Court approval, claims below a threshold to be agreed between the Debtors, the Noteholder Steering Committee and the Prepetition Administrative Agent against the Group A Debtors shall be paid an amount equal to 25% of such claim in cash on the later of the Effective Date or the allowance of the claim.

Impaired – entitled to vote.

Class 7A—Existing Equity and 510(b) Claims	Class 7A-1—Equity interest in Lear

Holders of the existing equity in Lear shall receive no recovery. Class 7A-1 interests include the common stock of Lear and options, warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), including without limitation, any claim against the Debtors that is subordinated pursuant to section 510(b) of the Bankruptcy Code, which shall include any claim arising from the recission of a purchase or sale of any equity interest, any claim for damages arising from the purchase or sale of any equity interest, or any claim for reimbursement, contribution or indemnification for such claim.

Impaired; not entitled to vote — deemed to reject.

Class 7A-2—Existing equity interest in Debtor subsidiaries of Lear

All equity interests of Lear’s Group A Debtor subsidiaries shall continue to be held by Lear and the subsidiaries of Lear holding such equity interests prior to the commencement of the Cases.

Unimpaired; not entitled to vote – deemed to accept.

Classified Claims and Interests
Group B Debtors

Class 1B—Other Priority Claims	All claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims against the Group B Debtors, shall be paid in full in cash on the later of the Effective Date or the allowance of the claim; provided, that, subject to Bankruptcy Court

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Subject to FRE 408

approval, priority wage claims against the Group B Debtors may be paid in full in the ordinary course of business. Unimpaired; not entitled to vote – deemed to accept

Class 2B—Other Secured Claims	Each holder of an Other Secured Claim against the Group B Debtors shall receive the following treatment, at the option of the Group B Debtors: (a) payment in full (in cash) on the Effective Date or as soon thereafter as practicable to the extent secured; (b) delivery of collateral securing any such claim and payment of any interest required under section 506(b) of the Bankruptcy Code; or (c) other treatment rendering such claim unimpaired.

Unimpaired; not entitled to vote – deemed to accept.

Class 3B—Unsecured Claims[4]	All general unsecured claims of the Group B Debtors’ creditors set forth or otherwise described in the disclosure statement, including claims under contracts and unexpired leases assumed by the Group B Debtors under the Plan of Reorganization and trade payables owed by any Group B Debtor or non-debtor subsidiary of Lear to any third party creditor, but excluding the Intercompany Claims, will be paid in the ordinary course as such claims become due. The Group B Debtors shall reserve all rights to challenge the legal basis and amount of any general unsecured claims.

Unimpaired; not entitled to vote – deemed to accept.

Class 4B—Existing Equity	All equity interests of Lear’s Group B Debtor subsidiaries shall continue to be held by Lear and the subsidiaries of Lear holding such equity interests prior to the commencement of the Cases.

Unimpaired; not entitled to vote – deemed to accept.

GENERAL PROVISIONS

Management Equity Plan	On the Effective Date, Lear shall implement the Management Equity Plan (the “Management Equity Plan”) for the benefit of certain continuing employees of the Debtors and non-management members of the Board (as defined below). The Management Equity Plan shall have the terms set forth on Exhibit 4 hereto.

Employment Agreements/Other Incentive Plans	The Plan of Reorganization shall provide for the adoption or assumption, as applicable, of the agreements between the Debtors and those executive officers of the Debtors who are parties to employment agreements with the Debtors as of the Petition Date (as defined below), which agreements shall (i) provide severance benefits to such executive officers equal to the severance benefits such executive officers are entitled to receive under their prepetition employment agreements with the Debtors and (ii) be in the form provided to the Prepetition Administrative Agent and the Noteholder Steering Committee by Lear. To the extent assumed, and as applicable, any such prepetition agreement shall be amended to eliminate provisions therein providing for the issuance of equity interests in Lear, with such

[4]	Includes all other claims against the Group B Debtors that are not a/an (a) Administrative Claim, (b) Priority Tax Claim, (c) Other Secured Claim, (d) Priority Wage Claim, or (e) Intercompany Claim.

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Subject to FRE 408

interests being treated as Class 7A-1 equity interest as set forth above.

The Plan of Reorganization shall provide for the adoption or assumption of the key management incentive plan, the valued employees plan and the remaining non-equity obligations under the outside director compensation plan, the long term stock incentive plan, and the management stock purchase plan, substantially consistent with the summaries provided to the Prepetition Administrative Agent and the Noteholder Steering Committee prior to the Petition Date (as defined below); provided that all incentive plan provisions covering insiders are approved by the Bankruptcy Court. Unless otherwise rejected or terminated by the Debtors in their sole discretion on or before confirmation of the Plan of Reorganization, the Plan of Reorganization shall provide that the reorganized Debtors shall assume or reinstate all employee and retiree health, welfare and qualified and non-qualified pension plans. The restructuring contemplated by this Term Sheet will not constitute a “change in control” or “change of control” (as those terms are defined in the respective plans to be assumed). The key management incentive plan shall have the terms set forth in Exhibit 5 hereto.

After the Effective Date, Reorganized Lear shall continue or enter into any benefit, compensation, incentive or similar plans and agreements as approved by the Board.

For purposes of clarity, a list of the U.S. plans and their treatment under the Plan of Reorganization is attached as Exhibit 6 hereto.

Cancellation of Instruments, Certificates and Other Documents	On the Effective Date, except to the extent otherwise provided above, all instruments, certificates and other documents evidencing debt or equity interests in Lear or the other Debtors shall be cancelled, and the obligations of the Debtors thereunder, or in any way related thereto, shall be discharged.

Executory Contracts and Unexpired Leases	Executory contracts and unexpired leases shall be assumed or rejected, as the case may be, in the Debtors’ discretion, in the Plan of Reorganization to the extent that any such executory contracts and unexpired leases have not been assumed or rejected by the Debtors in their discretion during the pendency of the chapter 11 reorganization.

Ad Hoc Committee Advisor Fees	The Debtors shall pay the reasonable fees and expenses of the Ad Hoc Committee Advisors (as defined in the Noteholder Support Agreement) as set forth in the Noteholder Plan Support Agreement, incurred in connection with the Debtors’ chapter 11 cases without the need for any application to the Bankruptcy Court unless other required by applicable bankruptcy law or any order of the Bankruptcy Court.

Retention of Jurisdiction	The Bankruptcy Court shall retain jurisdiction for customary matters.

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CORPORATE GOVERNANCE/CHARTER PROVISIONS/CAPITAL STOCK/REPORTING
COMPANY/1145 EXEMPTION

Board of Directors of Lear	Reorganized Lear shall have a nine-person board of directors (the “Board”), which shall consist of eight directors and Reorganized Lear’s Chairman & Chief Executive Officer. Of the eight directors: (a) no fewer than five shall be appointed by the Prepetition Administrative Agent in consultation with the Prepetition Credit Agreement Lenders party to the Plan Support Agreement and with the assistance of a nationally recognized executive search firm to be retained by the Prepetition Administrative Agent (at the expense of the Debtors); and (b) three members shall be appointed by the Noteholder Steering Committee in consultation with the other holders of Unsecured Note Claims who are parties to the Noteholder Plan Support Agreement and the creditors’ committee in the Debtors’ chapter 11 cases. Current directors will be included among the candidates to be considered for the new Board.

All directors of the Board shall meet the criteria set forth in the NYSE or Nasdaq, as applicable, listing requirements.

Charter; Bylaws	The charter and bylaws of each of the Debtors shall have been restated in a manner reasonably satisfactory to the Prepetition Administrative Agent and the Noteholder Steering Committee and consistent with section 1123(a)(6) of the Bankruptcy Code.

Company as a Public Reporting Company	For certain purposes, including requiring Lear to become a public reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan of Reorganization shall require Lear as promptly as practicable following the Effective Date to file with the SEC a registration statement on Form 10 under the Exchange Act registering all securities issued under the Plan of Reorganization under the Exchange Act (the “Form 10”), and Lear shall use reasonable best efforts to have such registration statement declared effective by the SEC as promptly as reasonably practicable.

The Plan of Reorganization shall provide for Lear to use its reasonable best efforts to obtain a listing for the New Common Stock on NYSE or Nasdaq as soon as reasonably practicable following the effectiveness of the Form 10 (e.g., after listing requirements are satisfied).

Demand registration rights with respect to the Series A Preferred Stock and the New Common Stock to be discussed based upon the anticipated composition of holders of Series A Preferred Stock and New Common Stock on and after the Effective Date.

Exemption from SEC Registration	The issuance of all securities under the Plan of Reorganization will be exempt from SEC registration under section 1145 of the Bankruptcy Code.

Debtor Releases	Full release, to the maximum extent permitted by law, by Debtors and their estates in favor of lenders under the DIP Facilities, the Prepetition Administrative Agent, the Prepetition Credit Agreement Lenders, holders

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of Unsecured Note Claims and current and former officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives (including their respective officers, directors, employees, members and professionals) of the Debtors and such lenders, noteholders and investors from any claims and causes of action based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the chapter 11 cases, the Plan of Reorganization and the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan of Reorganization (other than claims based on gross negligence or willful misconduct) arising on or prior to the Effective Date.

Releases Among Released Parties	Plan shall provide that each of the parties released by the Debtors shall release each other and the Debtors for pre-Effective Date matters based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the chapter 11 cases, the Plan of Reorganization and the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan of Reorganization.

Indemnification/Exculpation	Customary indemnification and exculpation provisions.

Discharge	Customary discharge provisions.

Injunction	Customary injunction provisions.

Indemnification of Prepetition Officers and Directors	Under the Plan of Reorganization, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, board resolutions, indemnification agreements or employment contracts) for the current and former directors, officers, employees, attorneys, accountants, investment bankers and other professionals of the Debtors shall be assumed and irrevocable and shall survive the effectiveness of the Plan of Reorganization.

Tax Issues	The terms of the Plan of Reorganization and the restructuring contemplated by this Term Sheet shall be structured to preserve favorable tax attributes of the Debtors to the extent practicable. The Debtors shall consult with the advisors to the Prepetition Administrative Agent and the advisors to the Noteholder Steering Committee on tax issues and matters of tax structure relating to the Plan of Reorganization and the restructuring contemplated by this Term Sheet.
PLAN IMPLEMENTATION AND PROPOSED REORGANIZATION SCHEDULE

Plan Support Agreement	Prior to the commencement of the Debtors’ chapter 11 cases, the Prepetition Credit Agreement Lenders and the Debtors shall execute and deliver the Lender Plan Support Agreement, and certain holders of the Unsecured Notes and the Debtors shall execute and deliver the Noteholder Plan Support Agreement.

Timeline	(i)	The Plan of Reorganization and related disclosure statement shall be filed within 60 days of the filing date of these chapter 11 cases (the “Petition Date”);

	(ii)	The Debtors shall obtain an order, in form and substance reasonably satisfactory to the Requisite Participating Lenders (as

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defined in the Lender Plan Support Agreement) and the Requisite Participating Noteholders (as defined in the Noteholder Plan Support Agreement), approving the adequacy of the disclosure statement no later than 150 days after the Petition Date;

	(iii)	The Debtors shall obtain entry by the Bankruptcy Court of an order, in form and substance reasonably satisfactory to the Requisite Participating Lenders and the Requisite Participating Noteholders, confirming the Plan of Reorganization no later than 270 days after the Petition Date; and

	(iv)	The Debtors shall cause the Effective Date of the Plan of Reorganization to occur no later than 300 days after the Petition Date.

Conditions Precedent to Plan Confirmation	(i)	The Plan Support Agreements shall be in full force and effect and shall not have been terminated;

	(ii)	The disclosure statement shall have been approved;

	(iii)	The Prepetition Administrative Agent and the Noteholder Steering Committee shall be reasonably satisfied with all material tax matters and positions relating to the Debtors and the reorganized Debtors;

	(iv)	Except as provided in this Term Sheet, including Exhibit 5 and Exhibit 6 hereof, all employment arrangements of senior management for the post-Effective Date period shall be reasonably satisfactory to the Prepetition Administrative Agent and the Noteholder Steering Committee;

	(v)	The Plan of Reorganization, including any amendments, modifications or supplements thereto, and all documentation contemplated by this Term Sheet or the Plan of Reorganization, shall be in form and substance reasonably satisfactory to the Requisite Participating Lenders and the Requisite Participating Noteholders;

	(vi)	There shall not have occurred a force majeure event (to be defined as a significant global disruption in the financial markets caused by outbreak of war, terrorism, or other incidents, but not adverse changes in the financial, banking or capital markets generally); and

	(vii)	The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, which order shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Participating Lenders and the Requisite Participating Noteholders.

Conditions Precedent to Plan Consummation	(i)	Contemporaneous effectiveness of the Exit Facility or an alternative exit financing facility provided that with respect to such alternative exit financing facility the DIP Facility shall be repaid in cash in full on the Effective Date; and

	(ii)	No modification or stay of confirmation order or entry of other court order prohibiting Plan of Reorganization transactions from being consummated.

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Exhibit 1
TERMS OF NEW TERM LOANS

Borrower:	Reorganized Lear.

Guarantors:	Reorganized Lear’s domestic subsidiaries which guarantee the Exit Facility.

Principal:	$600 million.

Maturity:	3 years from the Effective Date

Interest Rate:	For the first 18-month period commencing with the consummation of the Plan of Reorganization (the “Initial Period”), L+550 bps with a LIBOR floor of 3.5%; for the 12-month period commencing after the Initial Period, L+650 bps with a LIBOR floor of 3.5%; and thereafter through maturity, L+750 bps with a LIBOR floor of 3.5%.

Interest rate margin will be further increased by 1.00% per annum on interest paid in PIK.

Call Premium:	Call premium of 2% of the principal amount of any voluntary prepayment under, or refinancing of, the New Term Loans after the second anniversary of the Effective Date, payable at the time of prepayment/ refinancing.

Financial Covenants:	Financial covenants to piggyback off of covenants in the Exit Facility, but to be set off of wider cushions; debt-incurrence covenant TBD.

Collateral:	The obligations under the New Term Loans will be secured on a silent second priority basis by a perfected security interest in the Collateral under the Exit Facility. Silent second priority security interest in the Collateral, payment subordination, lien priority, relative rights and other creditors’ rights issues in respect of the New Term Loans and the Exit Facility (and any debt refinancing or replacing such debt) to be set forth in a customary intercreditor agreement, in a form reasonably satisfactory to the parties.

Exhibit 2
TERMS OF SERIES A PARTICIPATING PREFERRED STOCK

Issuer:	Reorganized Lear.

Initial Face Amount:	Up to $500 million (the “Stated Value”), which shall be distributed pro rata to the holders of the Prepetition Credit Agreement Secured Claim in satisfaction and discharge of claims thereunder on a dollar for dollar basis.

Liquidation Preference:	The greater of (i) the initial Stated Value plus any accrued but unpaid dividends as of the relevant determination date (such aggregate amount, as of such date, the “Accrued Value”), and (ii) the amount that would then be received upon the liquidation, dissolution, or winding up of Reorganized Lear by a holder of the number of shares of New Common Stock issuable upon conversion of the Series A Preferred Stock (and assuming all of the Series A Preferred Stock were so converted) held by such holder (the “Liquidation Value”).

Dividends:	The Series A Preferred Stock shall not bear any mandatory dividends. No dividend shall be declared on the Series A Preferred Stock unless so authorized by a vote of at least six out of the eight non-management directors of Reorganized Lear.

The holders of Series A Preferred Stock will participate in any dividends or distributions declared on New Common Stock (other than a dividend payable solely in additional shares of New Common Stock, which is addressed under the anti-dilution protections below) based on the number of shares of New Common Stock into which Series A Preferred Stock is convertible as of the applicable record date for such New Common Stock dividend or distribution.

Reorganized Lear may not declare dividends on or repurchase any junior securities (including New Common Stock) unless dividends on Series A Preferred Stock, if any, have been paid in full in cash through the most recent dividend payment date.

Mandatory Redemption:	Upon liquidation of Reorganized Lear.

If Reorganized Lear enters into a transaction constituting a consolidation or merger, a reclassification of its New Common Stock into securities other than New Common Stock or any statutory exchange of the outstanding shares of New Common Stock for securities of another entity (each, a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will remain outstanding but will become convertible, at the option of the holder, into the kind of securities, cash and other property receivable in such Reorganization Event by a holder of the number of shares of New Common Stock into which each share of Series A Preferred Stock would then be convertible. In the event of a sale of all or substantially all of the assets of Reorganized Lear, proper provision shall be made such that the holders of the Series A Preferred Stock shall receive an equivalent security in the entity acquiring such assets.

Optional Redemption:	Subject to any applicable contractual restrictions, at the option of Reorganized Lear, at any time or from time to time, in whole or in part, at a redemption price, payable in cash, equal to the greater of (i) the Accrued Value and (ii) the Liquidation Value.

Mandatory Conversion Date:	Three (3) years following the Effective Date, provided that the Mandatory Conversion Date shall also mean any earlier date after the first anniversary of the Effective Date, if for 20 trading days within any period of 30 consecutive trading days, the closing price of the New Common Stock exceeds 135% of the then-applicable conversion price for the Series A Preferred Stock. The initial conversion price shall be equal to the per share Plan of Reorganization value of New Common Stock as of the Effective Date.

Optional Conversion:	Each share of Series A Preferred Stock may be converted at the option of the holder at any time into a number of shares of New Common Stock equal to the Accrued Value as of the conversion date (including any increase in Stated Value as a result of dividend payments that are paid in-kind) divided by the then applicable conversion price. The initial conversion price shall be equal to the per share Plan of Reorganization value of New Common Stock as of the Effective Date.

Anti-Dilution:	The conversion price will be subject to proportional adjustment for any stock split, stock recombination, or stock dividend (other than the pay in-kind dividends to holders of the Series A Preferred Stock) or any distribution of rights, options, warrants or any distribution of shares of capital stock, evidences of indebtedness or other property or assets by Reorganized Lear or any of its subsidiaries in which the holders of Series A Preferred Stock do not participate on a pro rata as converted basis.

Ranking:	Senior to all other capital stock of Reorganized Lear with respect to dividends and liquidation.

Voting:	Series A Preferred Stock will vote together with the New Common Stock on all matters and not as a separate class, on an as-converted basis. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required to:

(a) amend Reorganized Lear’s certificate of incorporation in a way that would alter, modify or change the rights, designations or preferences of the holders of Series A Preferred Stock;

(b) authorize or issue any other capital stock that will be senior to Series A Preferred Stock; and

(c) increase or decrease the authorized number of shares of Series A Preferred Stock.

Registration Rights:	Registration rights for the Series A Preferred Stock to be discussed based on size of issue and composition of holders of Series A Preferred Stock.

Transferability:	Freely transferable.

Exhibit 3
TERMS OF WARRANTS FOR CLASS 5A CLAIMS

Warrants	The Warrants will entitle the holders thereof to acquire shares of New Common Stock representing 15% of the New Common Stock, on a fully-diluted basis, as of the Effective Date (but subject to dilution for awards under the Management Equity Plan).

Exercise Price per Warrant:	Exercisable at any time during the Exercise Period at a price equal to $.01 per Warrant.

“Exercise Period” means the period (a) commencing on the business day following a period of 30 consecutive trading days during which the closing price of the New Common Stock on at least 20 of the trading days within such period implies a total distributable value of the Company equal to or greater than $3.3 billion and (b) ending on the Expiration Date.

Expiration:	The fifth anniversary of the Effective Date (the “Expiration Date”).

Exercise Date:	Exercisable at any time, during the Exercise Period.

Voting Rights:	None.

Anti-Dilution Provisions:	The Exercise Price per Warrant and the number of shares of common stock issuable upon exercise of the Warrants shall be subject to customary adjustment upon the occurrence of common stock splits and reverse common stock splits.

Reorganization Event:	Except as provided in the next sentence, upon a Reorganization Event that is consummated during the Exercise Period, each Warrant will be exercisable into the right to receive the kind and amount of consideration to which such holder would have been entitled as a result of such Reorganization Event had the Warrant been exercised immediately prior thereto. In the event of a Reorganization Event consummated during the Exercise Period in which the only consideration payable to holders of New Common Stock is cash, each Warrant shall be entitled to receive the cash consideration to which such holder would have been entitled as a result of such Reorganization Event, less the Exercise Price, had the Warrant been exercised immediately prior thereto. The Warrants shall expire and be cancelled following a Reorganization Event, subject to receipt of any consideration to which holders thereof are entitled as provided above. A “Reorganization Event” shall mean any transaction in which Reorganized Lear enters into a transaction constituting (i) a consolidation or merger in which its New Common Stock is exchanged for securities of another entity, (ii) a reclassification of its New Common Stock into securities other than New Common Stock or (iii) any statutory exchange of the outstanding shares of New Common Stock for securities of another entity.

Transferability:	The Warrants will not be subject to any contractual restrictions on transfer other than such as are necessary to ensure compliance with U.S. federal and state securities laws. Reorganized Lear will undertake to file a registration statement covering the Warrants and the New Common Stock underlying the Warrants and to maintain the effectiveness of the registration statement.

Exhibit 4
TERMS OF MANAGEMENT EQUITY PLAN

Number of Shares	Equivalent to up to 10% of the New Common Stock.

Types of Awards	Initial awards of restricted stock granted as set forth in the section entitled “Grants” herein. Future awards, excluding the awards described herein, to be determined by the Board of Reorganized Lear, and may include, without limitation, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, stock options, etc.

Pricing	Awards (other than restricted stock and restricted stock units) will have an exercise price per share equal to the fair market value on the date of grant.

Grants	Upon emergence, restricted stock grants equal to 2.7% of the New Common Stock, on a fully-diluted basis after giving effect to all securities exercisable or convertible into New Common Stock.

Future awards will be granted at such time(s) as the Board of Reorganized Lear shall determine.

Participants	Participation in the determination of the Board, provided that participation for emergence grants limited to 150 to 200 employees determined as follows:

(a) E3 and higher (approximately 100 participants), including the participants listed on Schedule A hereto in the percentage of the total award on emergence, as set forth next to such participant’s title therein; and

(b) 50-100 additional participants based on performance, position criticality and other relevant factors.

Vesting	Emergence grants shall vest in three equal annual installments on each of the first three anniversaries of the Effective Date. Vesting of emergence grants for a particular employee shall be accelerated, in full, in the event of termination of employment of such employee by Lear without Cause or by such employee with Good Reason.

Future awards, excluding the emergence awards described herein, shall be subject to such vesting schedules and in such form as determined by the Board.

Expiration of Awards	Earlier of (i) ten years after grant, (ii) 30 days after termination of employment other than for death, disability or cause, (iii) one year after termination of employment by death or disability or (iv) immediately upon termination for cause.

Schedule A
Top 29 Executives

			% of Total
			Emergence Grant Per
Band ($000)	Title	# of EEs	Individual EE
Insider	CEO	1	18.25%
Insider	Division President	1	4.73%
Insider	Division President	1	4.73%
Insider	CFO	1	4.73%
Insider	SVP, General Counsel	1	4.73%
E1		2	1.69%
E2		22	0.92%
Other 171 Participants

			% of Total
			Emergence Grant Per
Band ($000)	Title	# of EEs	Individual EE
E2		2	0.92%
E3		67	0.38%
6		102	0.11%

Exhibit 5
TERMS OF KEY MANAGEMENT INCENTIVE PLAN

Participants	29 senior executives

Performance measures and weightings	Filing a Plan of Reorganization conforming to the Term Sheet or any other plan that the Board determines, in the exercise of its fiduciary duties, is in the best interests of the Debtors (such plans, a “Satisfactory Plan”), within 60 days after filing the petition: 25% of award opportunity

Emergence within 300 days from filing the petition: 50% of award opportunity

Quarterly opportunity for Adjusted Operating Earnings results: 25% of award opportunity (6.25% per quarter)

Award opportunity	Market competitive award opportunities set based on position responsibilities, criticality, business impact and other factors

Specified as a dollar amount which is equal to the market-based multiple of salary times an executive’s current base salary

Award opportunity for filing a Satisfactory Plan and Emergence are binary. For the Adjusted Operating Earnings award opportunity, payouts can range up to 140% of target for the particular quarter based on actual results (8.75% per quarter)

Payout timing	Within 10 days following the occurrence of the event or, for the Adjusted Operating Earnings award opportunity, within 30 days of completion of the quarter

If emergence is during a quarter, the Adjusted Operating Earnings opportunity will be prorated assuming target performance

For the CEO, payout of all earned amounts will be as follows:

o Upon emergence: 50%

o 1 year anniversary from emergence: 50%

Exhibit 6
TREATMENT OF U.S. BENEFIT PLANS
1.	Plans to be Assumed/Adopted
•	Outside Directors Compensation Plan (interest accounts totaling approximately $346,000)

•	Valued Employee Plan

•	Key Management Incentive Plan

•	Long-Term Stock Incentive Plan (cash dividend portion totaling approximately $375,000)

•	Management Stock Purchase Plan (notional cash accounts totaling approximately $160,000)

•	Qualified Plans (including 401(k) and pension plans)

•	Welfare Plans (including Estate Preservation Plan)

•	Executive Supplemental Savings Plan

•	PSP Excess Plan

•	Supplemental Employee Retirement Program (Pension Equalization Program and pension portion of Executive Supplemental Savings Plan)

•	Severance Policy
2.	Plans Not to be Assumed
•	Annual Incentive Compensation Plan

•	Key Employee Recognition Plan

•	Long-Term Incentive Plan (equity portion and performance awards)

•	Management Stock Purchase Plan (equity portion)

•	Outside Directors Compensation Plan (equity portion)

Exhibit 7

% of Fully Diluted
Common Equity
Series A Preferred Stock for Prepetition Credit Agreement Secured Claims(1)	26.2%
New Common Stock for Prepetition Credit Agreement Secured Claims(1)	26.2%
DIP Facility Warrants(1)	1.3%
Prepetition Credit Agreement Deficiency Claims(2)	16.4%
Unsecured Notes Claim(2)	29.9%
TOTAL	100.0%

(1)	Subject to dilution from warrants representing 15% of Reorganized Lear’s outstanding New Common Stock as set forth in Exhibit 3 and Management Equity Plan.

(2)	Subject to dilution from warrants representing 15% of Reorganized Lear’s outstanding New Common Stock as set forth in Exhibit 3, Management Equity Plan, and Other General Unsecured Claims not included above.